Exhibit 99.1
HEALTHCARE SERVICES GROUP, INC.
REPORTS Q4 & 2018 RESULTS, PROGRESS ON NEAR TERM PRIORITIES,
AND Q4 CASH DIVIDEND INCREASE

Bensalem, PA — February 5, 2019 — Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported that revenues for the three months ended December 31, 2018 were $496 million compared to $499 million for the same period in 2017. Revenues for the year ended December 31, 2018 increased to $2.01 billion compared to $1.87 billion for the same period in 2017. Net income for the quarter was $32 million, or $0.43 per basic and $0.42 per diluted common share, and segment margins in housekeeping & laundry and dining & nutrition services are estimated at 9.5% and 5.4%, respectively. Cash flow from operations for the quarter was $5 million, inclusive of the $21 million change in accrued payroll and $80 million for the year, including $52 million in the second half of the year.

During the fourth quarter, the Company continued to make significant progress on its near-term priorities of:

•Implementing and adhering to its facility level operating systems, which ensures that customer service, experience and financial performance are in line with both Company and customer commitments. The Company exited the year with strong operating momentum and expects its cost of services to return to historical levels of 86% or better in 2019.
•Strengthening customer payment terms and conditions, which includes increasing customer payment frequency from monthly to semimonthly or weekly. To date, the Company has successfully transitioned over 40% of its customers to an accelerated payment model and expects to further that trend in 2019.
•Replenishing the management pipeline, to ensure it is well prepared for future growth and expansion. The Company enters the new year having significantly grown its management pipeline over the past few months and expects to continue its heightened focus on hiring and developing management candidates through the first half of 2019.

In line with its near-term priorities and similar to last quarter’s housekeeping & laundry contract initiative, the Company adjusted its contractual relationships with several dining customers during the quarter, the most significant of which was Genesis Healthcare® (“Genesis”). Effective December 1, 2018, Genesis assumed responsibility for direct payment to suppliers for food purchases. HCSG will continue to manage food procurement, and as a result, maintain the same benefits of purchasing scale. The Company expects these changes to decrease dining & nutrition segment revenues and food-related purchases by approximately $20 million per quarter (with one-third of the impact reflected in Q4).

Direct cost of services is reported at $425 million, or 85.7%, and included a $15 million benefit related to favorable workers compensation loss development trends, as the Company continues to successfully execute on its strategy of reducing claim frequency, scope and severity. It expects to continue to realize operational and financial efficiencies related to its property and casualty programs in 2019 and beyond. Direct cost for the quarter was also impacted by $9 million of increased accounts receivable reserves, primarily related to the corporate restructurings of two privately held operators. The Company will continue to pursue outstanding claims related to these matters. Direct cost for the quarter was also impacted by elevated payroll costs related to the Company’s investment in its management training ramp-up.

Selling, general and administrative (“SG&A”) was reported at 6.4%, but after adjusting for the $4.1 million change in deferred compensation, actual SG&A was 7.3%. During the quarter, SG&A was impacted by approximately $1 million of costs related to the replacement and expansion of its credit facility, finalized during the fourth quarter, as well as increases in professional fees from technology investments related to the January 1, 2019 transition from its legacy finance and accounting platform to the Workday® financial management module. The Company expects SG&A to approximate 7% in the year ahead with the ongoing opportunity to garner additional efficiencies.

The Company’s effective tax rate was 9.9% and 16.4% for the quarter and year, respectively and was impacted by the timing and amount of the Worker Opportunity Tax Credit (“WOTC”), state-specific tax credits and other discrete items. The Company expects its 2019 tax rate to approximate 21% to 23%, including WOTC, but excluding other discrete items that impacted its 2018 rate.

In addition, the Company’s Board of Directors declared a quarterly cash dividend of $0.19625 per common share, payable on March 22, 2019 to shareholders of record at the close of business on February 15, 2019. This represents the 63rd consecutive quarterly cash dividend payment, as well as the 62nd consecutive increase since the initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, February 6, 2019, at 8:30 a.m. Eastern Time to discuss its results for the three months and year ended December 31, 2018. The call may be accessed via phone at 800-893-5360. The call will be

Exhibit 99.1
simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on our website for one year following the date of the earnings call.

The Company also announced that it will present at Oppenheimer's 29th Annual Healthcare Conference on March 20, 2019 at the Westin New York Grand Central in New York City, New York.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the healthcare industry, primarily providers of long-term care; having a significant portion of our consolidated revenues contributed by one customer during the year ended December 31, 2018; credit and collection risks associated with the healthcare industry; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases;the Company's expectations with respect to selling, general, and administrative expense; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; risks associated with the reorganization of our corporate structure;realization of our expectations regarding the impact of the Tax Cuts and Jobs Act on our financial results; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2017 under “Government Regulation of Clients,” “Competition” and “Service Agreements and Collections,” and under Item IA. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from clients and/or clients in bankruptcy or clients with which we are in litigation to collect payment, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs) could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues	$496,408	$499,410	$2,008,821	$1,866,131
Operating costs and expenses:
Cost of services provided	425,256	432,694	1,771,981	1,612,510
Selling, general and administrative	31,995	33,591	136,603	126,732
Income from operations	39,157	33,125	100,237	126,889
Other (expense) income:
Investment and interest	(4,150)	1,553	(327)	6,076
Income before income taxes	35,007	34,678	99,910	132,965
Income taxes	3,455	14,492	16,386	44,739

Net income	$31,552	$20,186	$83,524	$88,226

Basic earnings per common share	$0.43	$0.27	$1.13	$1.20

Diluted earnings per common share	$0.42	$0.27	$1.12	$1.19

Cash dividends declared per common share	$0.19625	$0.19125	$0.77750	$0.75750

Basic weighted average number of common shares outstanding	74,092	73,601	74,002	73,355

Diluted weighted average number of common shares outstanding	74,653	74,631	74,612	74,348

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31, 2018	December 31, 2017
Cash and cash equivalents	$26,025	$9,557
Marketable securities, at fair value	76,362	73,221
Accounts and notes receivable, net	341,838	378,720
Other current assets	63,911	65,908
Total current assets	508,136	527,406

Property and equipment, net	12,900	13,509
Notes receivable - long term	43,043	15,476
Goodwill	51,084	51,084
Other intangible assets, net	26,518	30,881
Deferred compensation funding	29,113	28,885
Other assets	21,809	8,762
Total assets	$692,603	$676,003

Accrued insurance claims - current	$20,696	$22,245
Other current liabilities	142,695	162,225
Total current liabilities	163,391	184,168

Accrued insurance claims - long term	58,904	62,454
Deferred compensation liability	29,528	29,429
Stockholders' equity	440,780	399,952
Total liabilities and stockholders' equity	$692,603	$676,003